Exhibit (n)(2)

Consent of Independent Registered Public Accounting Firm

We consent to use in this Post-Effective Amendment No. 4 to the Registration Statement (No. 333-191925) on Form N-2 of FS Investment Corporation III of our reports dated March 18, 2015 and March 30, 2015, relating to our audits of the consolidated financial statements, internal control over financial reporting, and financial statement schedule, appearing in the Prospectus, which is a part of this Post-Effective Amendment No. 4 to the Registration Statement.

We also consent to the reference to our firm under the captions “Senior Securities” and “Experts” in such Prospectus.

/s/ McGladrey LLP

Blue Bell, Pennsylvania
March 30, 2015